UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

Form 8-K/A

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	February 14, 2013

Tandy Leather Factory, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation

1-12368	75-2543540
(Commission File Number)	(IRS Employer Identification Number)

1900 Southeast Loop 820, Fort Worth, Texas	76140
(Address of Principal Executive Offices)	(Zip Code)

(817) 872-3200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note.

This amendment on Form 8-K/A (the “Amendment”) amends the Current Report on Form 8-K for Tandy Leather Factory, Inc. (the “Company”), as initially filed with the Securities and Exchange Commission on February 19, 2013 (the “Original 8-K”).  The purpose of this Amendment is to (1) correct the “Date of report (Date of the earliest event  reported”) on the cover page of the Original 8-K to February 14, 2013, and (2) correct all dates reported in Item 5.02 of the Original 8-K to February 14, 2013 or February 15, 2013, as applicable.  This Amendment is an amendment and restatement of the Original 8-K in its entirety in order to provide a complete and more accurate presentation.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2013, Wray Thompson notified Tandy Leather Factory, Inc. (the “Company”) of his resignation from the Company’s Board of Directors (the “Board”), effective immediately.  Mr. Thompson’s resignation was not due to any disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.

On February 14, 2013, the remaining members of the Board, upon the recommendation of the Board’s Nominating Committee, unanimously elected William M. Warren as a director of the Company, effective February 15, 2013.  Mr. Warren will serve as a director of the Company until the 2013 Annual Meeting of Stockholders of the Company or until his successor has been elected and qualified.  Mr. Warren currently serves as Secretary of the Company as well as General Counsel.  The Board has not yet determined the committees of the Board on which Mr. Warren will serve.

Mr. Warren has served as Secretary and General Counsel of the Company since 1993.  Mr. Warren is President and Director of Loe, Warren, Rosenfield, Kaitcer, Hibbs, Windsor & Lawrence, P.C., a law firm located in Fort Worth, Texas.

In addition, on February 14, 2013, the Board unanimously selected Joseph R. Mannes, a director of the Company since 1998 and Chairman of the Audit Committee, to act as Chairman of the Board (filling the vacancy created by Mr. Thompson’s resignation) until the 2013 Annual Meeting of Stockholders of the Company or until his successor has been elected and qualified.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANDY LEATHER FACTORY, INC.

Date: March 12, 2013	BY: /s/ Jon Thompson
Jon Thompson, Chief Executive Officer
and President